Exhibit 10.41

Summary of Compensation Arrangements for Certain Named Executive Officers

Set forth below is a summary of the compensation paid by MEMC Electronic Materials, Inc. (the “Company”) to the executive officers to be named in the Company’s 2008 annual proxy statement who are not covered by current employment agreements, as of the date of filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (the “Form 10-K”) and are continuing as an executive officer of the Company in 2008. Each of these executive officers is an employee at will whose compensation and employment status may be changed at any time in the discretion of the Company’s Board of Directors.

Base Salaries. These executive officers receive base salaries in the amounts indicated below:

Name and Position	2008 Base Salary Amount
Mignon Cabrera, Senior Vice President, Human Resources	$244,000
Michael Cheles, Vice President, Information Technology and CIO	$237,000
Kenneth H. Hannah, Senior Vice President and Chief Financial Officer	$441,000
Sean Hunkler, Senior Vice President, Manufacturing	$394,000
John A. Kauffmann, Senior Vice President, Sales and Marketing	$340,000
Bradley D. Kohn, Vice President, General Counsel and Corporate Secretary	$273,000
Shaker Sadasivam, Senior Vice President, Research and Development	$348,000

The Compensation Committee adjusts these base salaries from time to time as the Committee deems appropriate, generally annually.

Incentive Awards. These executive officers are also eligible to participate in the Company’s incentive compensation plans as provided in the terms of such plans, including the Company’s short term incentive awards plan (which provides for cash incentive awards) and the Company’s long-term incentive awards plan (e.g., the Company’s 2001 Equity Incentive Plan). Such plans, and any forms of awards thereunder providing for material terms, are included as exhibits to the Form 10-K as appropriate.

Pension Plan. These executive officers are also eligible to participate in the MEMC Pension Plan on the same terms as the Company’s other covered employees. Because they commenced employment after December 31, 2001, Ms. Cabrera, Mr. Cheles, Mr. Hannah, Mr. Hunkler and Mr. Kohn are not covered by the MEMC Pension Plan.

Relocation Payments. From time to time the Company makes payments to executive officers to cover relocation expenses.